FOR IMMEDIATE RELEASE                                                                               SCOTT J. DUNCAN
                                                                                                    FX Energy, Inc.
November 10, 2006                                                                    3006 Highland Drive, Suite 206
                                                                                         Salt Lake City, Utah 84106
                                                                                  (801) 486-5555 Fax (801) 486-5575
                                                                                                   www.fxenergy.com

FX Energy Announces 1.5 Million Acre Concession in Poland

Salt Lake City, November 10, 2006 – FX Energy, Inc. (NASDAQ:FXEN) today announced that the Company has been awarded a new concession in Poland covering over 1.5 million acres. The concession is in Poland’s Permian Basin directly north of the BMB and Miedzychód-Lubiatow-Grotów (“MLG”) oil and gas fields. These fields, owned and operated by the Polish Oil and Gas Company, hold an estimated 125 million barrels of oil and 230 billion cubic feet of gas.

“Our new concession has the size and hydrocarbon potential to be a very important asset for us, even when compared to our Fences properties,” said David Pierce, president of FX Energy. “In addition, we hold 100% interest and will operate and control the pace of events. We intend to move as quickly as possible to collect, absorb, reprocess and add to the existing data on this concession and see what prospects we can develop in the coming year. We already have some geophysical support for Ca2/reef potential and hope to develop Rotliegend targets as well. Our new concession is a wonderful addition at just the right time.”

The new concession is in the same Permian basin as the Company’s Fences I and II project areas. It is owned 100% and operated by FX Energy.

About FX Energy

FX Energy, Inc. holds a land position of 250,000 acres around its Wilga field, and more than 1.7 million acres in a known hydrocarbon region in western Poland’s Permian Basin. The Permian Basin’s gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England, and represents a largely untapped source of potentially significant gas reserves. FX Energy is exploiting this untapped potential in the belief that it can create substantial growth in oil and gas reserves and cash flow for its stockholders. The Company trades on the NASDAQ Global Market under the symbol FXEN.

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For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com. This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s other SEC reports.